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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                   Form N-8A

                       NOTIFICATION OF REGISTRATION FILED
                        PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        -------------------------------

NAME: VALUE LINE SMALLER COMPANIES FUND, INC.

ADDRESS OF PRINCIPAL
BUSINESS OFFICE
(No. and Street, City, State, Zip Code):         220 East 42nd Street
                                                 New York, NY 10017-5891


TELEPHONE NUMBER
(Including Area Code):                           (212) 907-1500


NAME AND ADDRESS OF AGENT
FOR SERVICE OF PROCESS:                           David T. Henigson
                                                  Value Line Smaller Companies
                                                      Fund, Inc.
                                                  220 East 42nd Street
                                                  New York, NY 10017-5891


CHECK APPROPRIATE BOX:

     REGISTRANT IS FILING A REGISTRATION STATEMENT PURSUANT TO SECTION 8(b) OF THE INVESTMENT COMPANY ACT OF 1940 CONCURRENTLY WITH FILING OF FORM N-8A.




                      YES   X                   NO







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     PURSUANT TO THE REQUIREMENT OF THE INVESTMENT COMPANY ACT OF 1940, THE
REGISTRANT HAS CAUSED THIS NOTIFICATION OF REGISTRATION TO BE DULY SIGNED ON ITS BEHALF IN THE CITY OF NEW YORK, AND STATE OF NEW YORK, ON THE 29 DAY OF JULY, 2004.


     SIGNATURE:
                                                  VALUE LINE SMALLER
                                                     COMPANIES FUND, INC.
                                                  (Name of Registrant)


                                                  By: /s/ David T. Henigson
                                                      --------------------------
                                                          David T. Henigson
                                                          President










ATTEST


/s/ Stephen LaRosa
------------------------------
Stephen LaRosa
Secretary/Treasurer